Exhibit 99.1

Assertio Reports Third Quarter 2025 Financial Results

Advanced Integration Efforts to Consolidate Subsidiaries and Pulled Forward Two Quarters of Rolvedon Demand

Promotes Paul Schwichtenberg to President and COO

Narrows FY2025 Net Product Sales Guidance Range to $110 to $112 Million and Adjusted EBITDA Range to $14 to $16 Million

LAKE FOREST, IL. – November 10, 2025 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT), a pharmaceutical company with comprehensive commercial capabilities offering differentiated products designed to address patients’ needs, today reported financial results for the third quarter ended September 30, 2025.

Mark Reisenauer, Chief Executive Officer, stated: “In the third quarter we achieved financial results that position us to achieve our full-year 2025 guidance. We also advanced key integration efforts to consolidate operations and align products – including Rolvedon – under a single commercial entity, Assertio Specialty Pharmaceuticals, which will enable greater efficiency, stronger company recognition, and ultimately cost savings. With our solid balance sheet and the potential of our key assets, we are well positioned for the future. I look forward to detailing additional elements of our strategy soon.”

Third Quarter 2025 Financial and Operating Highlights

▪Rolvedon net product sales were $38.6 million for the third quarter of 2025, up from $15.0 million in the prior-year quarter. This reflects both normal demand and large purchases by several national distributors to help ensure consistent supply of Rolvedon over the next two quarters as we complete the integration. Assertio maintained a leading market share in its chosen segment and expects uninterrupted patient supply, with regular sales of the newly labeled Rolvedon beginning in the second quarter of 2026.
▪Sympazan net product sales grew to $2.8 million for the third quarter of 2025, up from $2.6 million in the prior-year quarter, driven by higher volume, partially offset by the impact of payor mix.
▪Indocin net product sales were $4.8 million for the third quarter of 2025, down from $5.7 million in the prior-year quarter, reflecting expected volume and pricing impacts from previously announced generic competition.
▪Gross margin1 was 72%, compared to 74% in the prior-year quarter, primarily due to a higher proportion of Rolvedon sales.
▪SG&A expenses were $16.9 million, up slightly from $16.7 million in the prior-year quarter, reflecting non-recurring costs related to the decommercialization of Otrexup, partially offset by lower legal expenses following completion of litigation-related initiatives.
▪Adjusted EBITDA2 was $20.9 million for the third quarter of 2025, up from $4.4 million in the prior-year quarter, driven primarily by higher Rolvedon net product sales.
▪Cash, cash equivalents, and short-term investments totaled $93.4 million as of September 30, 2025, compared to $98.2 million as of June 30, 2025, reflecting working capital impacts from the Rolvedon sell-in, including higher accounts receivable and gross-to-net liabilities. As these balances normalize over the next two quarters, the timing of related cash collections and payments is expected to result in a temporary decline in cash before increasing in the second quarter.

Outlook Update

Reisenauer said: “Our updated 2025 guidance reflects the impact of the Rolvedon pull-forward, and our greater visibility into the expected performance for the remainder of the year.”

1 Gross margin represents the ratio of net product sales less cost of sales to net product sales.
2 See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA guidance to Net Income (Loss).

	Previous	Updated
Net Product Sales (GAAP)	$108.0 Million to $118.0 Million	$110.0 Million to $112.0 Million
Adjusted EBITDA (Non-GAAP)	$11.0 Million to $19.0 Million	$14.0 Million to $16.0 Million

Paul Schwichtenberg Promoted to President & COO

Assertio today also announced that Paul Schwichtenberg has been promoted to the newly created role of President and Chief Operating Officer. Since joining Assertio in 2018, he has held several leadership positions, including most recently as Chief Transformation Officer, and previously as Chief Commercial Officer and Chief Financial Officer. In these prior roles, Paul has driven operational and commercial execution while keeping the Company’s focus on financial discipline and profitability.

Schwichtenberg stated: “I am excited to continue my partnership with Mark and the Board in my new role and look forward to building upon and enhancing our commercial strategies to drive future growth.”

Financial Highlights (unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share amounts)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net Product Sales (GAAP)	$49.5	$28.7	$104.3	$91.3
Net Income (Loss) (GAAP)	$11.4	$(2.9)	$(18.4)	$(11.1)
Income (Loss) Per Share (GAAP)	$0.11	$(0.03)	$(0.19)	$(0.12)
Adjusted EBITDA (Non-GAAP)[3]	$20.9	$4.4	$26.8	$14.9
Adjusted Earnings Per Share (Non-GAAP)[3]	$0.18	$0.02	$0.17	$0.06

Conference Call and Investor Presentation Information

Assertio’s management will host a conference call today to discuss its third quarter 2025 financial results and execution against its corporate strategy.

Date:	Monday, November 10, 2025
Time:	4:30 p.m. Eastern Time
Webcast (live and archive):	http://investor.assertiotx.com/overview/default.aspx (Events & Webcasts, Investor Page)
Dial-in numbers:	1-646-307-1963, Conference ID 3278948

To access the live webcast, the recorded conference call replay, and other materials, please visit Assertio’s investor relations website at http://investor.assertiotx.com/overview/default.aspx. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. The replay will be available approximately two hours after the call on Assertio’s investor website.

3 Non-GAAP measures are reconciled to the corresponding GAAP measures in the schedules attached.

About Assertio

Assertio is a pharmaceutical company with comprehensive commercial capabilities offering differentiated products designed to address patients’ needs. Our focus is on supporting patients by marketing products in oncology, neurology, and pain management. To learn more about Assertio, visit www.assertiotx.com.
Investor Contact
Longacre Square Partners
assertio@longacresquare.com

Forward Looking Statements

The statements in this communication include forward-looking statements. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs. Forward-looking statements speak only as of the date they are made or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “anticipate,” “approximate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “opportunity,” “plan,” “potential,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements, including: Assertio’s ability to grow sales and the commercial success and market acceptance of Rolvedon and Assertio’s other products, including the coverage of Assertio’s products by payors and pharmacy benefit managers; Assertio’s ability to successfully develop and execute its sales, marketing and promotional strategies using its sales force and omni-channel promotion model capabilities; the impact on sales and profits from the entry and sales of generics of Assertio’s products and/or other products competitive with any of Assertio’s products, including, but not limited to, biosimilars and indomethacin suppositories compounded by hospitals and other institutions and a 503B compounder which Assertio believes is violating certain provisions of the Federal Food, Drug and Cosmetic Act; the timing and impact of additional generic approvals and uncertainty around the recent approvals and launches of generic Indocin products, which are not patent protected and now face generic competition; Assertio’s ability to execute the planned simplification of its corporate structure, which includes the recent divestiture of Assertio Therapeutics and ongoing efforts to consolidate operations and align products under a single entity – while ensuring uninterrupted product supply for patients, in a manner that achieves on a timely basis the anticipated operating efficiencies and complies with applicable legal and regulatory requirements; Assertio’s ability to successfully identify and execute business development and other strategic transactions; Assertio’s ability to achieve the expected financial performance from products we acquire as well as delays, challenges and expenses, and unexpected liabilities and costs associated with integrating and operating newly-acquired products, including its expectations around its ability to grow the sales and profitability of ROLVEDON; expectations regarding changes in product volume and mix and the impact those changes may have on Assertio’s operating results; expectations regarding the recoverability of long-lived assets; expected industry trends, including pricing pressures and managed healthcare practices; Assertio’s ability to retain executive leadership and key employees; the ability of Assertio’s third-party manufacturers to manufacture adequate quantities of commercially salable inventory and active pharmaceutical ingredients for each of Assertio’s products on commercially reasonable terms and in compliance with their contractual obligations to Assertio, and Assertio’s ability to maintain its supply chain which relies on single-source suppliers; the outcome of, and Assertio’s intentions with respect to, any pending and potential future disputes, litigation or government investigations, as well as the costs and expenses associated therewith; the timing, cost and results of Assertio’s clinical studies and other research and development efforts, including the extent to which data from the Rolvedon same-day dosing trial, which was completed in the fourth quarter of 2024, may be included in peer-reviewed journals and potentially subsequently included in the National Comprehensive Cancer Network guidelines to support Assertio’s ongoing commercialization efforts; Assertio’s compliance or non-compliance with, or being subject to, legal and regulatory requirements related to the development or promotion of pharmaceutical products in the U.S., the extent to which the current U.S. federal administration may impose or seek to impose leadership, rule and/or policy changes impacting Assertio’s business, as well as legal challenges and uncertainty around the funding, functioning, regulatory and policy priorities of U.S. federal regulatory agencies; Assertio’s ability to obtain and maintain intellectual property protection for its products and operate its business without infringing the intellectual property rights of others; variations in revenues obtained from commercialization agreements and the accounting treatment with respect thereto; Assertio’s common stock regaining and maintaining compliance with The Nasdaq Capital Market’s minimum closing bid requirement of at least $1.00 per share in light of the deficiency notification received on January 22, 2025; and the potential impacts of changes to U.S. and international trade policies, especially in light of the tariffs recently announced or imposed by the new U.S. federal administration, including announced plans to impose up to 100% tariffs on imported branded or patented pharmaceuticals subject to certain exceptions, and tariffs and other retaliatory actions taken by other countries, which may be followed by further changes to existing trade agreements and the imposition of further tariffs. For a discussion of additional factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the risks described in Assertio’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Many of these risks and uncertainties may be exacerbated by public health emergencies and general macroeconomic conditions. Assertio does not assume, and hereby disclaims, any obligation to update forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA, adjusted EBITDA, adjusted earnings, and adjusted earnings per share as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance, and in part, in the determination of bonuses for executive officers and employees. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified items to be significant income/expense items not indicative of current operations. Specified items may include adjustments to interest expense and interest income, income tax expense (benefit), depreciation expense, amortization expense, sales reserves adjustments for products the Company is no longer selling, stock-based compensation expense, fair value adjustments to contingent consideration or derivative liability, expenses or gains recognized for legal settlements, net of any insurance proceeds, losses or other costs incurred upon the divestiture of subsidiaries or cessation of product lines, restructuring charges, amortization of fair value inventory step-up as a result of purchase accounting, transaction-related costs, gains, losses or impairments from adjustments to long-lived assets and assets not part of current operations, changes in valuation allowances on deferred tax assets, and gains or losses resulting from debt refinancing or extinguishment.

Revisions to Specified Items

Beginning with the first quarter of 2025, adjusted EBITDA excludes legal settlement costs incurred during the period, as these charges relate to non-recurring and non-operational matters. Management believes that excluding such items provides investors with a clearer understanding of the Company’s underlying operating performance by removing the impact of items that are not indicative of continuing operations. Prior period amounts of Adjusted EBITDA have been recast to conform to this presentation.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Product sales, net	$49,459	$28,705	$104,277	$91,262
Royalty revenue	—	499	894	1,516
Total revenues	49,459	29,204	105,171	92,778
Costs and expenses:
Cost of sales	13,654	7,550	32,117	27,616
Research and development expenses	379	1,005	1,204	2,536
Selling, general and administrative expenses	16,930	16,726	55,865	53,635
Change in fair value of contingent consideration	(276)	300	(276)	300
Amortization of intangible assets	5,594	6,671	24,059	18,973
Impairment of intangible assets	1,700	—	1,700	—
Restructuring charges	—	—	289	720
Total costs and expenses	37,981	32,252	114,958	103,780
Income (loss) from operations	11,478	(3,048)	(9,787)	(11,002)
Other (expense) income:
Loss on Assertio Therapeutics divestiture	—	—	(8,174)	—
Interest expense	(770)	(761)	(2,303)	(2,276)
Interest income	664	887	2,059	2,441
Other gain	26	45	11	57
Total other (expense) income	(80)	171	(8,407)	222
Net income (loss) before income taxes	11,398	(2,877)	(18,194)	(10,780)
Income tax benefit (expense)	47	(44)	(254)	(325)
Net income (loss) and comprehensive income (loss)	$11,445	$(2,921)	$(18,448)	$(11,105)

Basic net income (loss) per share	$0.12	$(0.03)	$(0.19)	$(0.12)
Diluted net income (loss) per share	$0.11	$(0.03)	$(0.19)	$(0.12)
Shares used in computing basic net income (loss) per share	96,245	95,352	95,966	95,191
Shares used in computing diluted net income (loss) per share	106,514	95,352	95,966	95,191

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(Unaudited)
	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$38,500	$50,588
Short-term investments	54,927	49,466
Accounts receivable, net	141,307	54,120
Inventories, net	24,763	38,308
Prepaid and other current assets	4,076	10,067
Total current assets	263,573	202,549
Property and equipment, net	479	586
Intangible assets, net	54,711	80,471
Other long-term assets	1,012	1,126
Total assets	$319,775	$284,732
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,664	$14,736
Accrued rebates, returns and discounts	130,536	76,304
Accrued liabilities	16,263	18,847
Contingent consideration, current portion	450	726
Other current liabilities	4,870	4,075
Total current liabilities	166,783	114,688
Long-term debt	39,166	38,813
Other long-term liabilities	8,023	10,150
Total liabilities	213,972	163,651
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 96,247,776 and 95,536,990 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively.	9	9
Additional paid-in capital	797,366	794,196
Accumulated deficit	(691,572)	(673,124)
Total shareholders’ equity	105,803	121,081
Total liabilities and shareholders’ equity	$319,775	$284,732

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net loss	$(18,448)	$(11,105)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	24,166	19,118
Amortization of debt issuance costs	353	326
Accretion of interest income from short-term investments	44	(538)
Loss on Assertio Therapeutics divestiture	8,174	—
Impairment of intangible assets	1,700	—
Recurring fair value measurements of assets and liabilities	(268)	269
Provisions for inventory	3,197	4,982
Stock-based compensation	3,357	3,911
Changes in assets and liabilities:
Accounts receivable	(87,187)	2,719
Inventories	10,348	(7,084)
Prepaid and other assets	6,105	5,822
Accounts payable and other accrued liabilities	(3,337)	(5,255)
Accrued rebates, returns and discounts	54,232	2,345
Interest payable	(650)	(650)
Net cash provided by operating activities	1,786	14,860
Investing Activities
Assertio Therapeutics divestiture	(8,174)	—
Proceeds from maturities of short-term investments	85,232	23,534
Purchases of short-term investments	(90,745)	(73,563)
Net cash used in investing activities	(13,687)	(50,029)
Financing Activities
Payments related to the vesting and settlement of equity awards, net	(187)	(291)
Net cash used in financing activities	(187)	(291)
Net decrease in cash and cash equivalents	(12,088)	(35,460)
Cash and cash equivalents at beginning of year	50,588	73,441
Cash and cash equivalents at end of period	$38,500	$37,981
Supplemental Disclosure of Cash Flow Information
Net cash (refunded) paid for income taxes	$(833)	$1,388
Cash paid for interest	$2,600	$2,600

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP EBITDA and ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024	Financial Statement Classification
GAAP Net Income (Loss)	$11,445	$(2,921)	$(18,448)	$(11,105)
Interest expense	770	761	2,303	2,276	Interest expense
Income tax (benefit) expense	(47)	44	254	325	Income tax benefit (expense)
Depreciation expense	36	40	107	145	Selling, general and administrative expenses
Amortization of intangible assets	5,594	6,671	24,059	18,973	Amortization of intangible assets
EBITDA (Non-GAAP)	$17,798	$4,595	$8,275	$10,614
Adjustments:
Stock-based compensation	1,067	1,296	3,357	3,911	Selling, general and administrative expenses
Change in fair value of contingent consideration (1)	(276)	300	(276)	300	Change in fair value of contingent consideration
Employee Retention Credits (2)	—	—	(2,383)	—	Selling, general and administrative expenses
Legal settlements, net of insurance proceeds (3)	—	(880)	3,543	(2,816)	Selling, general and administrative expenses
Loss on Assertio Therapeutics divestiture and related charges (4)	—	—	9,309	—	Multiple
Expenses related to decommercialization of Otrexup (5)	1,300	—	5,060	—	Multiple
Impairment of intangible assets	1,700	—	1,700	—	Impairment of intangible assets
Restructuring costs(6)	—	—	289	720	Restructuring charges
Other (7)	(665)	(887)	(2,059)	2,123	Multiple
Adjusted EBITDA (Non-GAAP)	$20,924	$4,424	$26,815	$14,852
(1)The fair value of the contingent consideration is remeasured each reporting period, with changes in the fair value resulting from changes in the underlying inputs being recognized as a benefit or expense in operating expenses until the contingent consideration arrangement is settled.
(2)Amounts related to income recognized in the period from the lapsing of the statute of limitations for employee retention tax credits.
(3)Legal settlements, net of insurance proceeds, represents the net impact of legal settlements reached in the period. For the nine months ended September 30, 2025, amount primarily includes the net impact of the Luo securities class action. Prior period amounts of Adjusted EBITDA have been recast to conform to this presentation.
(4)For the nine months ended September 30, 2025, amount includes the $8.2 million loss recognized upon the divestiture of the Assertio Therapeutics subsidiary including approximately $1.0 million of one-time costs included in SG&A incurred associated with the closing of the transaction.
(5)Amounts related to costs incurred by the Company related to its decision to cease commercializing Otrexup. For the three months ended September 30, 2025, amount includes SG&A costs of $1.3 million. For the nine months ended September 30, 2025, amount includes SG&A costs of $2.6 million and cost of sales of $2.5 million. These costs were primarily associated with the write-off of inventory (including inventory held at the Company’s contract manufacturers for Otrexup), the write-off of certain prepaid assets and the recognition of an accrual for the minimum purchase obligation required under the Otrexup supply agreement with Antares Pharma, Inc., and expenses associated with the settlement of legal claims related to ceasing commercialization of Otrexup.
(6)Restructuring costs represent non-recurring costs associated with the Company’s announced restructuring plans.
(7)Other for the three and nine months ended September 30, 2025 and 2024, represents the following adjustments (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024	Financial Statement Classification
Amortization of inventory step-up	$—	$—	$—	$4,564	Cost of sales
Interest income	(665)	(887)	(2,059)	(2,441)	Interest income
Total Other	$(665)	$(887)	$(2,059)	$2,123

RECONCILIATION OF GAAP NET INCOME (LOSS) and NET INCOME (LOSS) PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2025		2024
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net income (loss) (GAAP)(2)	$11,445	$0.11	$(2,921)	$(0.03)
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	577		—
Adjustments:
Amortization of intangible assets	5,594		6,671
Stock-based compensation	1,067		1,296
Legal settlements, net of insurance proceeds	—		(880)
Expenses related to decommercialization of Otrexup	1,300		—
Change in fair value of contingent consideration	(276)		300
Contingent consideration cash payable (3)	—		(253)
Impairment of intangible assets	1,700		—
Other	(665)		(887)
Income tax expense, as adjusted (4)	(1,755)		(1,562)
Adjusted earnings (Non-GAAP)	$18,987	$0.18	$1,764	$0.02

Diluted shares used in calculation (GAAP)(2)	106,514		95,352
Add: Dilutive effect of stock-based awards and equivalents(2)	—		933
Add: Dilutive effect of 2027 Convertible Notes(2)	—		—
Diluted shares used in calculation (Non-GAAP)(2)	106,514		96,285
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net income (loss) to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the three months ended September 30, 2025, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were included in the computation of GAAP net income and diluted net income per share, and non-GAAP adjusted earnings and adjusted earnings per share, because they were dilutive.
For the three months ended September 30, 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the accrued cash payable, if any, of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.

RECONCILIATION OF GAAP NET LOSS and NET LOSS PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2025		2024
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net loss (GAAP)(2)	$(18,448)	$(0.19)	$(11,105)	$(0.12)
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	—		—
Adjustments:
Amortization of intangible assets	24,059		18,973
Stock-based compensation	3,357		3,911
Income from lapsing of statute of limitations on Employee Retention Credits	(2,383)		—
Legal settlements, net of insurance proceeds	3,543		(2,816)
Loss on Assertio Therapeutics divestiture and related charges	9,309		—
Expenses related to decommercialization of Otrexup	5,060		—
Change in fair value of contingent consideration	(276)		300
Contingent consideration cash payable (3)	—		(253)
Impairment of intangible assets	1,700		—
Restructuring costs	289		720
Other	(2,059)		2,123
Income tax expense, as adjusted (4)	(8,181)		(5,740)
Adjusted earnings (Non-GAAP)	$15,970	$0.17	$6,113	$0.06

Diluted shares used in calculation (GAAP)(2)	95,966		95,191
Add: Dilutive effect of stock-based awards and equivalents(2)	409		503
Add: Dilutive effect of 2027 Convertible Notes(2)	—		—
Diluted shares used in calculation (Non-GAAP)(2)	96,375		95,694
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net loss to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the nine months ended September 30, 2025 and 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the accrued cash payable, if any, of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.